                                                      Registration No. 333-

  As filed with the Securities and Exchange Commission on October _____, 1997
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          FIRST MIDWEST BANCORP, INC.
            (Exact name of registrant as specified in its charter)


            Delaware                                         36-3161078
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)


  300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459, (630) 875-7450
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Donald J. Swistowicz
                           Executive Vice President
                          First Midwest Bancorp, Inc.
          300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459
                                (630) 875-7450
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

Timothy M. Sullivan                                      Gary L. Mowder
Hinshaw & Culbertson                                     Schiff Hardin & Waite
222 North LaSalle Street, Suite 300                      7200 Sears Tower
Chicago, Illinois 60601-1081                             Chicago, Illinois 60606
(312) 704-3000                                           (312) 258-5514


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
================================================================================

                                   CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                                       Proposed          Proposed
                                        Amount         Maximum            Maximum         Amount of
    Title of Each Class of              to be       Offering Price       Aggregate       Registration
  Securities to be Registered         Registered      Per Share*      Offering Price*        Fee
-----------------------------------------------------------------------------------------------------
Common Stock; $.01 Par Value **        1,520,611        $38.00          $57,783,218       $17,510.07
=====================================================================================================

* Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market's National Market as quoted in the Wall Street Journal on October 7, 1997.

** The registrant is also registering Preferred Share Purchase Rights which are evidenced by the certificates for the Common Stock being registered in a ratio of one Preferred Share Purchase Right for each share of Common Stock.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               Subject to Completion, dated October ______, 1997

    PROSPECTUS   , 1997

                          FIRST MIDWEST BANCORP, INC.

                                1,520,611 Shares

                                  Common Stock
                                ($.01 par value)

         This Prospectus pertains to an offering from time to time of up to 1,520,611 shares of common stock, par value $.01 ("Common Stock"), of First Midwest Bancorp, Inc. (the "Company"), held by stockholders (the "Selling Stockholders") who received the shares in exchange for their shares of common stock of SparBank, Incorporated ("SparBank"), in connection with the Company's acquisition of SparBank on October 1, 1997. See "SELLING STOCKHOLDERS" (located on pages 7-8 of this Prospectus). The Company will not receive any proceeds from the sale of the shares of Common Stock covered by this Prospectus. The Company has agreed to pay certain expenses in connection with this offering (excluding underwriting discounts, selling commissions, brokers' fees or similar discounts, commissions or fees to be paid by the Selling Stockholders).

         The Common Stock is quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "FMBI". On October 7, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $37.75 per share.

         The Common Stock may be offered for sale from time to time by the Selling Stockholders to or through underwriters or directly to other purchasers or through agents or brokers in one or more transactions on the Nasdaq National Market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The price at which any of the shares of Common Stock may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. As of the date hereof, the distribution and sale of the shares of Common Stock offered hereby are also subject to the provisions of an Investment Agreement, dated as of June 18, 1997, between the Company and the Selling Stockholders. The Investment Agreement requires, among other things, that any transfer of the shares "to the public" be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on the Nasdaq National Market using the services of a broker-dealer registered in the state where the transfer is to occur, without the use of special selling efforts or methods. See "PLAN OF DISTRIBUTION" (located on pages 9-10 of this Prospectus).

         See "INVESTMENT CONSIDERATIONS" (located on pages 4-7 of the Prospectus) for a discussion of certain risks that should be considered by prospective investors.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                               TABLE OF CONTENTS

    The Company............................................................... 3
    Recent Developments....................................................... 3
    Investment Considerations................................................. 4
    Use of Proceeds........................................................... 7
    Selling Stockholders...................................................... 7
    Plan of Distribution...................................................... 9
    Legal Matters.............................................................10
    Experts...................................................................10
    Available Information.....................................................10
    Incorporation of Certain Documents by Reference...........................11


         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is current as of any time subsequent to the date hereof.

                                  THE COMPANY

         The Company is a Delaware corporation that was incorporated in 1982 for the purpose of becoming a multi-bank holding company. The subsidiaries ("Affiliates") of the Company include a commercial bank that is a national banking association and three nonbank Affiliates that offer trust and investment management, mortgage banking and credit life insurance related services in the same markets served by the bank Affiliate. See also "RECENT DEVELOPMENTS" below. The Company, headquartered in the Chicago suburb of Itasca, Illinois, is Illinois' third largest publicly traded bank holding company with assets of approximately $3.2 billion at September 30, 1997.

         The Company's national bank affiliate, First Midwest Bank, National Association (the "Bank"), is engaged in the general commercial banking business which embraces all the usual functions of commercial and retail banking, including: accepting deposits; commercial and industrial, consumer and real estate lending; collections; safe deposit box operations; and other banking services tailored for individual, commercial and industrial and governmental customers. The Bank operates 50 banking offices in northern Illinois with approximately 80% of its banking assets located in the suburban metropolitan Chicago area. Another approximate 13% of the Bank's assets are located in the "Quad-Cities" area of Western Illinois which includes the Illinois cities of Moline and Rock Island and the Iowa cities of Davenport and Bettendorf. The remaining assets of the Bank are located in the southeastern region of the state in Vermilion and Champaign counties. In each of the primary markets in which the Bank operates, it ranks among the top five banking institutions in market share of deposits.

         First Midwest Trust Company, N.A. (the "Trust Company"), provides trust and investment management services to its clients, acting as executor, administrator, trustee, agent, and in various other fiduciary capacities.
    As of September 30, 1997, the Trust Company had approximately $1.4 billion in trust assets under management, comprised of accounts ranging from small personal investment portfolios to large corporate employee benefit plans.

         First Midwest Insurance Company operates as a reinsurer of credit life, accident and health insurance sold through the Bank, primarily in conjunction with its consumer lending operations.

         First Midwest Mortgage Corporation (the "Mortgage Corporation") performs centralized residential real estate mortgage loan origination, sales and servicing operations previously conducted by the Bank.

         The Company's principal executive office is located at 300 Park Boulevard, Suite 405, Itasca, Illinois, 60143-3459, and its telephone number is (630) 875-7450.

                              RECENT DEVELOPMENTS

         The Company consummated the acquisition of SparBank, the holding company of McHenry State Bank ("MSB"), which is headquartered in McHenry, Illinois, on October 1, 1997. MSB operates four banking offices in McHenry County, Illinois, and had total assets of approximately

$437 million as of September 30, 1997. The Company presently plans to merge MSB into the Bank during the first quarter of 1998.

     The acquisition was accounted for as a pooling of interests. The Selling Stockholders received 21.7234 shares of Common Stock for each share of SparBank common stock they owned in a tax-free exchange. The Company issued 3,230,764 shares of Common Stock to the Selling Stockholders in exchange for all of the issued and outstanding common stock of SparBank.

     Acquisition Charge. The Company consummated its acquisition of SparBank on October 1, 1997. Incident to such acquisition, the Company expects to record in the fourth quarter of 1997 an acquisition charge (currently estimated to be approximately $6.5 million) representing primarily investment banker fees, severance and related benefit costs, legal fees and professional services, contract termination fees and certain other nonrecurring merger-related costs including a one-time provision incident to conforming SparBank's loan loss reserves and credit policies to First Midwest's.

                           INVESTMENT CONSIDERATIONS

     Prospective purchasers should consider carefully the following factors associated with the ownership of the Common Stock together with the other information contained in this Prospectus.

     Competition. Illinois, and more specifically the metropolitan Chicago area, is a highly competitive market for banking and related financial services. Since the Chicago area is the Company's focus market, the Bank, MSB and the Mortgage Corporation are exposed to varying types and levels of competition from associated industries. In general, however, the Bank, MSB and the Mortgage Corporation compete with other banking institutions, savings and loan associations, personal loan and finance companies, and credit unions within their market areas. The Trust Company competes with retail and discount stock brokers, investment advisors, mutual funds, insurance companies, and to a lesser extent, financial institutions. Factors influencing the type of competition experienced by the Trust Company generally involve the variety of products and services that can be offered to clients. Satisfying the needs of the client, in terms of providing quality services and tailored products at competitive prices, primarily dictates the competitive advantage within the industries.

     Loan Portfolio Risks. Inherent in the Company's banking operations are risks associated with the loan portfolio, including credit, interest rate, prepayment and liquidity risk. The Company manages such risks through adherence to policies and procedures designed to control and/or limit risk, such as underwriting and asset/liability policies and procedures as well as a detailed loan rating system used in conjunction with independent credit reviews performed by its loan review staff. Further, loan loss reserve policies provide Management with recommended levels of loan reserves, mitigating the financial statement impact of unforeseen future losses on loans. Management does not believe that the overall loan portfolio risk inherent in the Company's loan portfolio is in excess of risks experienced by others in the same or similar industries.

     Impact of Interest Rate Changes. Interest rate risk is an inherent part of the banking business as financial intermediaries gamer deposits and borrow other funds to finance earning assets. Risk results when either contractual relationships or prevailing market conditions cause rates paid on deposits and other borrowings to reprice on a basis which does not coincide with the repricing events affecting yields on earning assets. If more assets than liabilities reprice in a given time period, the balance sheet is considered asset-sensitive. In a rising interest rate environment, this position would generally result in favorable growth in net interest income, and in a declining interest rate environment, net interest income would be adversely affected. Conversely, if more liabilities than assets reprice, the balance sheet is considered liability-sensitive. In a rising rate environment, this position would generally result in an adverse effect on net interest income, and in a declining interest rate environment the effect would be favorable.

     Economic Conditions and Monetary Policies. Conditions beyond Management's control may have a significant impact on changes in net interest income from one period to another. Examples of such conditions could include: (a) the strength of credit demands by customers; (b) fiscal and debt management policies of the federal government, including changes in tax laws; (c) the Federal Reserve Board's monetary policy, including the percentage of deposits that must be held in the form of non-performing cash reserves; (d) the introduction and growth of new investment instruments and transaction accounts by non-bank financial competitors; and (e) changes in rules and regulations governing payment of interest on deposit accounts.

     Government Regulation. The Company and its Affiliates are subject to regulation and supervision by various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (the "FDIC"), the Illinois Commissioner of Banks and Real Estate, the Arizona Department of Insurance, the Internal Revenue Service and state taxing authorities. Financial institutions and their holding companies are extensively regulated under federal and state law.

     Federal and state laws and regulations generally applicable to financial institutions, such as the Company and the Affiliates, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. This supervision and regulation is intended primarily for the protection of the FDIC's bank and savings association insurance funds and depositors of a financial institution. Consequently, laws and regulations may impose limitations on the Company that may not be in the best interests of the Company and its stockholders. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     FDIC Insurance Premiums. The deposits of the Company are insured up to $100,000 per insured member (as defined by law and regulation) by the FDIC with such insurance backed by the full faith and credit of the United States government. The Company's deposits are predominantly insured by the Bank Insurance Fund ("BIF") while certain deposits of the Company are insured by the Savings Association Insurance Fund ("SAIF"), both of which are administered by the FDIC.

     As insurer, the FDIC assesses deposit insurance premiums and is authorized to conduct examinations of, and require reporting by, FDIC-insured institutions. Deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions assigned higher risk classifications pay deposit insurance premiums at a higher rate than the institutions assigned lower risk classifications.

     The 1997 annual deposit insurance premium established by the FDIC for the Company's BIF assessable deposits is set at 0 %, reflecting the lowest premium assessment as the Company is classified as well-capitalized. Further, as a result of the special assessment on SAIF deposits required by the Deposit Insurance Funds Act of 1996, the SAIF was recapitalized on October 1, 1996. Accordingly, no premium assessments have been imposed on the Company's SAIF deposits for 1997. It is unknown whether such assessments will change in future periods.

     For 1997, the Company will pay premium assessments on both its BIF and SAIF deposits in order to service the interest on the Financing Corporation ("FICO") bond obligations which were used to finance the cost of "thrift bailouts" in the 1980's. The FICO assessment rates on BIF assessable deposits were set at $.01296 and $.0126 per $100 of insured deposits for the 1997 first and second semi-annual periods, respectively, and $.0648 and $.0630 per $100 of insured for SAIF assessable deposits, respectively, for such periods. These rates may be adjusted quarterly to reflect changes in the assessment basis for the BIF and SAIF. By law, the FICO rate on BIF assessable deposits must be 1/5 of the rate on SAIF assessable deposits until the insurance funds are merged or until January 1, 2000, whichever occurs first.

     Anti-Takeover Provisions. The Company has taken a number of actions which could have the effect of discouraging a takeover attempt that might be beneficial to stockholders who wish to receive a premium for their shares from a potential bidder. The Company has adopted a stockholder rights plan which would cause substantial dilution to a person who attempts to acquire the Company on terms not approved by the Company's Board of Directors. The stockholder rights plan may therefore have the effect of delaying or preventing any change in control and deterring any prospective acquisition of the Company. The Company's Restated Certificate of Incorporation and its Amended and Restated By-laws also contain provisions which may have the effect of delaying or preventing a change in control. The provisions include: (i) the classification of the Board of Directors; (ii) the restriction that directors can only be removed for cause and only by a majority of the directors or by the vote of persons holding 67 % of the voting securities of the Company; (iii) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other provisions as the Board of Directors may determine; (iv) a super-majority voting requirement to approve certain business combinations; and (v) a super-majority voting requirement to amend provisions of the Restated Certificate of Incorporation or the Amended and Restated By-laws relating to the classification of the Board, removal of directors and the super-majority voting requirement for certain business combinations. In addition, Section 203 of the Delaware General Corporation Law may have the effect of discouraging takeover attempts directed at the Company. Furthermore, employment agreements with certain senior executives of the Company provide for severance pay in the event of a "Change of Control" of the Company as such term is defined in such agreements.

     Acquisition Charge. See "RECENT DEVELOPMENTS -- Acquisition Charge" (located on page 4 of this Prospectus) for a description of the acquisition charge to be recorded in the fourth quarter of 1997 incident to the acquisition of SparBank.

                                USE OF PROCEEDS

     All of the shares of Common Stock covered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.

                             SELLING STOCKHOLDERS

     On June 18, 1997, the Company, FMB Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("FMB"), and SparBank and certain of the Selling Stockholders entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which SparBank was merged with and into FMB on October 1, 1997 (the "Merger"). Upon the consummation of the Merger, each outstanding share of common stock of SparBank was converted into 21.7234 shares of Common Stock of the Company. A total of 3,230,764 shares of Common Stock were issued to the Selling Stockholders in exchange for all of the issued and outstanding shares of SparBank common stock.

     The Selling Stockholders and the Company are parties to the Investment Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), registering the offer and sale by the Selling Stockholders of an agreed-upon number of the shares of Common Stock issued in the Merger. The Company has agreed to prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective until the earlier of October 1, 1998, or the date on which all of the shares of Common Stock offered hereby have been sold. Under the terms of the Investment Agreement, the Company has agreed to pay certain fees and expenses incurred in connection with the registration; provided, however, that the Company will not pay any underwriting discounts, selling commissions, brokers' fees or similar discounts, commissions or fees attributable to the sale or distribution of the shares of Common Stock, which expenses will be paid by the Selling Stockholders.

     Under the Investment Agreement, the Selling Stockholders agreed that they would not directly or indirectly offer, sell, pledge or transfer or otherwise dispose of (or solicit any offers to buy, purchase, or otherwise acquire or pledge) any of the shares offered hereby, except in compliance with the Investment Agreement and the Securities Act and the rules and regulations promulgated thereunder.

     The Selling Stockholders may not transfer their rights under the Investment Agreement without the Company's consent. Such consent is not required, however, in the case of a transfer by bequest, devise, inheritancy, laws of intestacy, or gift.

     The table below sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of Common Stock as of October 1, 1997, and includes information with respect to positions, offices or other material relationships of the Selling Stockholders with the Company, or any of its predecessors or affiliates, during the past three years. Each of the Selling Stockholders will determine, in such Selling Stockholder's sole discretion, the number of shares of Common Stock, if any, to be sold by such Selling Stockholder during the effectiveness of the Registration Statement, but in no event will such number exceed the number of shares of Common Stock specified below. The Company may amend or supplement this Prospectus from time to time to disclose the names, relationships to the Company, and holdings of Common Stock of additional Selling Stockholders.


                                                                     Number of Shares      Percentage of
                                    Shares of                        of Common Stock       Common Stock
                                   Common Stock   Number of Shares    Owned Assuming      Owned Assuming
                                  Owned Prior to  of Common Stock   the Sale of All of  the Sale of All of
Name /1/                           the Offering       Offered       the Shares Offered  the Shares Offered
--------                          --------------  ---------------   ------------------  ------------------
Geraldine C. Cowlin/2/.....       2,310,153           600,000           1,710,153             8.53%
William J. Cowlin, Sr./3/..           8,689             8,689                   0             0.00
William J. Cowlin, Jr./4/..         114,286           114,286                   0             0.00
Sarah Cowlin Towne/4/......         114,286           114,286                   0             0.00
Bridget Cowlin.............         114,286           114,286                   0             0.00
Martha Cowlin..............         114,286           114,286                   0             0.00
David Cowlin...............         114,330           114,330                   0             0.00
John Zieman................         170,224           170,224                   0             0.00
Jane Zieman Salmon.........         170,224           170,224                   0             0.00
                                  ---------         ---------
     Total.................       3,230,764         1,520,611
                                  =========         ---------
-----------------------

1 William J. Cowlin, Sr., is the spouse of Geraldine C. Cowlin. William J. Cowlin, Jr., Sarah Cowlin Towne, Bridget Cowlin, Martha Cowlin and David Cowlin are the children of William J. Cowlin, Sr., and Geraldine Cowlin. John Zieman and Jane Zieman Salmon are the nephew and niece of William J. Cowlin, Sr., and Geraldine C. Cowlin.

2 Geraldine C. Cowlin served as President and a Director of SparBank and as a Director of MSB prior to the Merger.

3 William J. Cowlin, Sr., served as Secretary and a Director of SparBank and as a Director of MSB prior to the Merger. As provided in the Merger Agreement, William J. Cowlin, Sr., was appointed to serve as a Director of the Company effective as of October 1, 1997, for a three-year term. Under the terms of the Merger Agreement, William J. Cowlin, Sr. (or such other nominee of Geraldine C. Cowlin) shall be nominated by the Board of Directors of the Company to serve as director of the Company for a second three-year term following the expiration of his first term.

4 William J. Cowlin, Jr., and Sarah Cowlin Towne served as directors of MSB prior to the Merger.

                              PLAN OF DISTRIBUTION

     Subject to applicable provisions of the Investment Agreement, the Common Stock covered by this Prospectus may be offered for sale from time to time by the Selling Stockholders to or through underwriters or directly to other purchasers or through agents in one or more transactions on the Nasdaq National Market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Such methods of sale may include, without limitation, (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution, to the extent that such amendment or supplement is required by applicable law.

     In connection with sales of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may, subject to the Investment Agreement, effect sales of the pledged Common Stock pursuant to this Prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated in connection with sales pursuant hereto. Any such remuneration will be disclosed in a prospectus or prospectus supplement filed under the Securities Act, to the extent such disclosure is required under applicable law. The Selling Stockholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

     Notwithstanding the foregoing, as of the date of this Prospectus, the distribution and sale of the shares of Common Stock offered hereby are subject to the provisions of the Investment Agreement. The Investment Agreement requires, among other things, that any transfer of such shares of Common Stock

"to the public" be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on the Nasdaq National Market using the services of a broker-dealer registered in the state where the transfer is to occur, without the use of special selling efforts or methods.

     Under the Investment Agreement, the Company has agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act. The Selling Stockholders have also agreed to indemnify the Company and certain related persons against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act.

                             LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hinshaw & Culbertson, Chicago, Illinois.

                                EXPERTS

     The consolidated financial statements of the Company appearing in First Midwest Bancorp Inc's. Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission (File Number 0-10967). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding the Company that the

Company files electronically with the Commission. In addition, such reports, proxy statements, and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have heretofore been filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997;

     3. The Company's Current Reports on Form 8-K dated February 11, 1997, June 30, 1997, and October 2, 1997; and

     4. The description of the Common Stock, $.01 par value, and Preferred Stock purchase rights associated with the Common Stock of the Company, no par value, as contained in the Company's Registration Statement on Form 8-A, dated February 17, 1989, as amended by subsequently filed reports on Form 8-A.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, without charge, directed to First Midwest Bancorp, Inc., at its principal executive offices, 300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459; Attention: Corporate Communications Director (630) 875-7450.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Company in connection with the issuance and distribution of the Common Stock:

     Registration fee -- Securities and Exchange Commission.......    $17,510.07
     Printing of Registration Statement and Prospectus............      2,500.00
     Listing fees.................................................      8,237.00
     Blue Sky fees and expenses...................................          -0-
     Attorneys' fees and expenses.................................      5,000.00
     Accountants' fees and expenses...............................     10,000.00
     Miscellaneous distribution expenses..........................      5,000.00
                                                                      ----------
       Total......................................................    $48,247.07

Item 15. Indemnification of Directors and Officers

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise.

     The Company's Amended and Restated By-laws and Restated Certificate of Incorporation provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

     The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Amended and Restated By-Laws and Restated Certificate of Incorporation. These agreements, among other things, will indemnify the Company's directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third party) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action suit or other proceeding, including any action by or in the right of the Company, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     The Company's Restated Certificate of Incorporation is consistent with
Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a corporation to include a provision limiting the personal liability of a director in the corporation's certificate of incorporation. With limitations, this provision eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to the Company and its stockholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the securities laws.

     The Company maintains liability insurance for the benefit of its directors and officers.

Item 16. Exhibits.

See Exhibit Index on Page II-7.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Itasca, State of Illinois, this 1st day of October, 1997.

                                       FIRST MIDWEST BANCORP, INC.


                                       By: ROBERT P. O'MEARA
                                           -------------------------------------
                                           Robert P. O'Meara
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

     The undersigned officers and directors of First Midwest Bancorp, Inc., do hereby constitute and appoint Robert P. O'Meara and Donald J. Swistowicz, and either one of them, as their attorneys-in-fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts. Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated as of October 1, 1997.

          Signature                                    Capacity
          ---------                                    --------

CLARENCE D. OBERWORTMANN               Chairman of the Board of Directors
------------------------------
   Clarence D. Oberwortmann


ANDREW B. BARBER                       Vice Chairman of the Board of Directors
------------------------------
   Andrew B. Barber


ROBERT P. O'MEARA                      President, Principal Executive Officer
------------------------------         and Director
   Robert P. O'Meara

          Signature                                    Capacity
          ---------                                    --------
JOHN M. O'MEARA                        Executive Vice President, Principal
-------------------------------        Operating Officer and Director
   John M. O'Meara


DONALD J. SWISTOWICZ                   Executive Vice President, Principal
-------------------------------        Financial and Accounting Officer
   Donald J. Swistowicz


BRUCE S. CHELBERG                      Director
-------------------------------
   Bruce S. Chelberg


O. RALPH EDWARDS                       Director
-------------------------------
   O. Ralph Edwards


JOSEPH W. ENGLAND                      Director
-------------------------------
   Joseph W. England


THOMAS M. GARVIN                       Director
-------------------------------
   Thomas M. Garvin


VERNON A. BRUNNER                      Director
-------------------------------
   Vernon A. Brunner


SISTER NORMA JANSSEN, O.S.F.           Director
-------------------------------
   Sister Norma Janssen, O.S.F.


J. STEPHEN VANDERWOUDE                 Director
------------------------------
   J. Stephen Vanderwoude


WILLIAM J. COWLIN                      Director
------------------------------
   William J. Cowlin

                                 EXHIBIT INDEX

                                                                                    Sequential
Exhibits                                Description                                 Page No.
--------                                -----------                                 ----------
3             Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3 to Quarterly Report on Form 10-Q dated
              March 31, 1996.

3.1 Amended and Restated By-laws of the Company are incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K dated December 31,
              1994.

4 Rights Agreement dated February 15, 1989 is incorporated herein by reference to the Company's Form 8-A filed with the Securities and Exchange Commission on February 17, 1989.

4.1           Amended and Restated Rights Agreement, Form of Rights
              Certificate and Designation of Series A Preferred Stock of the
              Company, dated November 15, 1995, is incorporated herein by reference to Exhibits (1) through (3) of the Company's
              Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 21, 1995, and the
              First Amendment to Rights Agreement, dated June 18, 1997, is incorporated herein by reference to Exhibit (4) of the Company's Amendment No. 2 to the Registration Statement on
              Form 8-A filed with the Securities and Exchange Commission on June 30, 1997.

5             Opinion of Hinshaw & Culbertson regarding legality.                           20

10.1          Investment Agreement dated June 18, 1997 between the                          21
              Company and all of the stockholders of SparBank,
              Incorporated.

23.1          Consent of Ernst & Young LLP.                                                 40

23.2          Consent of KPMG Peat Marwick LLP.                                             41

23.3          Consent of Hinshaw & Culbertson (included in Exhibit 5).                      20

24            Power of Attorney (contained on the signature page hereto).                   17